Exhibit 99.1

Inotiv Announces Confirmation of Plan of Reorganization

Marks critical milestone in financial restructuring process, positioning Inotiv to emerge well-capitalized, with an improved balance sheet and support from key stakeholders
Company is poised to execute on long-term growth objectives
Operations continue as usual, including ongoing study execution and partner engagement

WEST LAFAYETTE, Ind. – (BUSINESS WIRE) – Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, or “Inotiv”), a leading Contract Research Organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, announced today that the U.S. Bankruptcy Court for the Southern District of Texas has confirmed the Company’s Plan of Reorganization (the “Plan”). With this approval in place, the Company expects to emerge from Chapter 11 protection shortly, with a significantly strengthened balance sheet, supported by Inotiv’s existing stakeholders, who collectively manage more than $60 billion in assets, and who provided additional capital to support the Company and the execution of its long-term objectives.

“We initiated this process with a clear objective: strengthen our financial foundation and position Inotiv to execute on our long-term strategy,” said Bob Leasure, President and Chief Executive Officer of Inotiv. “With Plan confirmation, we are nearing the finish line and are poised to emerge well-capitalized. I am proud of our team’s focus and execution throughout the process, which has allowed Inotiv to maintain continuity of service and delivery and remain focused on consistent quality, scientific rigor, and timelines for its clients. I am grateful to our clients and suppliers for their continued partnership.”

Inotiv continues to conduct normal business operations as it takes these final steps towards emergence, with a focus on providing clients with critical research models and services.

Additional information on the Company’s chapter 11 case can be found at https://restructuring.ra.kroll.com/Inotiv. Stakeholders can also contact Kroll, Inotiv’s noticing and claims agent, at (844) 408-3698 (for toll-free U.S. and Canada calls) or (646) 825-3849 (for tolled international calls).

Advisors

Inotiv is advised in this matter by Ropes & Gray LLP as legal counsel, Perella Weinberg Partners as investment banker, and FTI Consulting as financial and communications advisor. The Prepetition First Lien Lenders are advised by Davis Polk & Wardwell LLP as legal counsel and BRG as financial advisors. The Noteholder Ad Hoc Group is advised by Paul, Weiss, Rifkind, Wharton & Garrison LLP as legal counsel.

About Inotiv

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs and medical devices to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical research and development projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotiv.com/.

Contacts
Media Contact

Rachel Chesley / Rose Temple
InotivComms@fticonsulting.com